Angel Oak Financial Strategies Income Term Trust DEFA14A

Exhibit 1

Angel Oak Financial Strategies Income Term Trust Announces Recommendations to Vote “FOR” its New Investment Advisory Agreement from ISS, Glass Lewis and Egan-Jones

All Three Leading Independent Proxy Advisors Unanimously Recommend that FINS’s Shareholders Support the New Agreement

Atlanta, GA – September 12, 2025 – Angel Oak Financial Strategies Income Term Trust (NYSE: FINS) (the “Fund”) announces that all three leading independent proxy advisory firms — Institutional Shareholder Services Inc. (“ISS”), Glass Lewis & Co (“Glass Lewis”) and Egan-Jones Proxy Services (“Egan-Jones”) — unanimously recommend that the Fund’s shareholders vote “FOR” the new investment advisory agreement between the Fund and Angel Oak Capital Advisors, LLC (the “Adviser” or “Angel Oak”) at the special meeting of shareholders to be held on September 26, 2025 (the “Special Meeting”).

ISS, Glass Lewis and Egan-Jones Recommend Shareholders Vote “FOR”:

•	The new investment advisory agreement between the Fund and the Adviser.
•	The proposal to approve any adjournments of the Special Meeting if necessary or appropriate to gather more votes or establish a quorum.

HOW TO VOTE

All shareholders as of the record date of August 20, 2025 are entitled to vote at the Special Meeting. The Board recommends that shareholders vote “FOR” Proposal 1, which is the proposal to approve the new investment advisory agreement, and vote “FOR” Proposal 2, which is the proposal to approve any adjournments of the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional proxies.

YOUR VOTE IS IMPORTANT. Shareholders should promptly vote their shares “FOR” both proposals by following the instructions provided in their proxy materials, whether by internet, telephone or mail. If you are a beneficial owner or you hold your Fund shares in “street name,” please follow the voting instructions provided by your bank, broker or other nominee. Regardless of the number of Fund shares you own, your presence by proxy is helpful to establish a quorum and your vote is important.

If you have any questions or need assistance voting your shares, please contact the Fund’s proxy solicitor, EQ Fund Solutions, LLC, at 800-581-3783.

ABOUT FINS

Led by Angel Oak’s experienced financial services team, the Fund invests predominantly in U.S. financial sector debt as well as selective opportunities across financial sector preferred and common equity. Under normal circumstances, the Fund will invest at least 50% of the Fund’s portfolio in debt investments rated investment grade by nationally recognized statistical rating organizations, or if unrated, judged by Angel Oak to be of investment grade quality.

ABOUT ANGEL OAK CAPITAL ADVISORS, LLC

Angel Oak is an investment management firm focused on providing compelling fixed-income investment solutions to its clients. Backed by a value-driven approach, Angel Oak seeks to deliver attractive, risk-adjusted returns through a combination of stable current income and price appreciation. Its experienced investment team seeks the best opportunities in fixed income, with a specialization in mortgage-backed securities and other areas of structured credit.

On April 1, 2025, Angel Oak Companies, LP, the parent of Angel Oak Asset Management Holdings, LLC, itself the parent of the Adviser, announced that it signed a definitive agreement pursuant to which Brookfield will acquire a majority interest in Angel Oak Companies, LP and its subsidiaries, including the Adviser (the “Transaction”). The closing of the Transaction is expected to be completed by September 30, 2025. The Transaction is not expected to result in any material change in the day-to-day management and operations of the Fund or any increase in fees. However, the closing of the Transaction is subject to certain conditions, and there can be no assurance that the Transaction will be completed as planned, or that the necessary conditions will be satisfied. If successful, the closing of the Transaction would be deemed to be a change of “control” of Angel Oak Companies, LP and its subsidiaries (collectively, the “Angel Oak Companies”) under the Investment Company Act of 1940, and deemed an “assignment” of the Fund’s investment advisory agreement (the “Existing Advisory Agreement”), which would result in the automatic termination of the Existing Advisory Agreement. However, following the closing of the Transaction, the existing management team of the Angel Oak Companies will continue to independently manage the day-to-day business of the Angel Oak Companies and the Adviser, and will control the boards of directors of the Angel Oak Companies.

Information regarding the Fund and the Adviser can be found at www.angeloakcapital.com.

Past performance is neither indicative nor a guarantee of future results. Investors should carefully consider the Fund’s investment objective and policies, risk considerations, charges and ongoing expenses of an investment before investing. For more information, please contact your investment representative or EQ Fund Solutions, LLC, the Fund’s proxy solicitor, at 800-581-3783.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this release constitute forward-looking statements. Forward-looking statements can be identified by the words “may,” “will,” “intend,” “expect,” “continue,” “plan,” and similar terms and the negative of such terms. These statements involve known and unknown risks, uncertainties and other factors that may cause the Fund’s actual results or level of performance to be materially different from any future results or level of performance expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors that could materially affect the Fund’s actual results include, among others, the performance of the portfolio of securities the Fund holds, the price at which the Fund’s securities trade in the public markets and other factors discussed in the Fund’s periodic filings with the U.S. Securities and Exchange Commission. As a result of these and other factors, the Fund cannot give you any assurances as to its future results or level of performance, and neither the Fund nor any other person assumes responsibility for the accuracy and completeness of such statements. Although the expectations expressed in the forward-looking statements are believed to be reasonable, actual results could differ materially from those projected or assumed in the forward-looking statements. Except for ongoing obligations under the federal securities laws, the Fund does not intend, and undertakes no obligation, to publicly update or revise any forward-looking statements made in this release.

Contacts

Media:
Trevor Davis, Gregory FCA for Angel Oak Capital Advisors
443-248-0359
trevor@gregoryfca.com

Company Contact:
Randy Chrisman, Chief Marketing & Corporate IR Officer, Angel Oak Capital Advisors
404-953-4969
randy.chrisman@angeloakcapital.com